Amendment No. 3 to Debenture and Warrant Purchase Agreement

This Amendment No. 3 to Debenture and Warrant Purchase Agreement (the “Agreement”) is effective as of July 31, 2008, by and between Airbee Wireless, Inc., a Delaware corporation (the “Company”) and each of the persons or entities listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”). Capitalized terms used herein that are not defined shall have the meaning ascribed to them in the Purchase Agreement.

RECITALS

1. The Company and the Investors, except for Bartman Bros. a California General Partnership (“Bartman Bros.”), entered in that certain Debenture and Warrant Purchase Agreement dated as of January 30, 2008, as amended by Amendment No. 1 to Debenture and Warrant Purchase Agreement effective as of February 8, 2008 and Amendment No. 2 to Debenture and Warrant Purchase Agreement effective as of April 15, 2008 (the “Purchase Agreement”).

2. Amendment No. 2 amended and restated Section 1.4(c) of the Purchase Agreement to read as follows.

“(c) Third Closing. The Investors may, at their sole option, lend to the Company up to an additional Four Hundred and One Thousand One Hundred and Fifty Seven Dollars ($401,157.00) on the same terms and conditions as the Warrants and Debentures issued at the Initial Closing and Second Closing (the “Call Option”), provided, that the Investors shall notify the Company in writing of their intent to exercise their Call Option (the “Call Option Exercise Notice”) no later than ten (10) calendar days following (i) the tenth (10th) calendar day following delivery to the Investors of documentation that establishes, to the reasonable satisfaction of the Investors, entry into one or more license agreements that will generate in the aggregate Three Hundred Thousand Dollars ($300,000.00) in revenues, or (ii) the sixth month anniversary of the date of this Agreement, whichever occurs earlier, and stating the aggregate amount of funds to be lent to the Company. The purchase and sale of the Third Tranche Debentures and issuance of the Third Tranche Warrants shall take place via exchange of electronic or facsimile signature pages thereto (with originals to be mailed as soon as practicable thereafter) no later than five (5) business days following the Company’s receipt of the Call Option Exercise Notice (the “Third Closing”). At the Third Closing, the Company shall deliver to the Investors the Third Tranche Debentures and the Third Tranche Warrants against payment of the purchase price therefor by check payable to the Company or by wire transfer to the bank and account designated by the Company on Exhibit C attached hereto.”

3. On May 29, 2008, the Investors fully funded the additional Four Hundred and One Thousand One Hundred and Fifty Seven Dollars ($401,157.00) (the “Initial Third Tranche Amount”) and are awaiting delivery by the Company of the Third Tranche Debentures and Third Tranche Warrants due to them as a result of their funding the Initial Third Tranche Amount.

4. The Company and the Investors wish to amend the Purchase Agreement to (i) increase the amount of investment in the Third Closing that the Investors may but are not required to make in the Company, and (ii) add Bartman Bros. as an “Investor” as that term is defined in the Purchase Agreement.

NOW THEREFORE, the parties hereby agree as follows:

AGREEMENT

1. Schedule I is hereby amended to include Bartman Bros. as an Investor as such term is defined in the Purchase Agreement and any amendments thereto.

2. Section 1.1 (iii) is hereby amended and restated in its entirety to read as follows:

“(iii) secured convertible debentures, substantially in the form attached hereto as Exhibit A, up to the maximum aggregate principal amount of Nine Hundred One Thousand and Fifty-Seven Dollars ($901,157.00), and in the individual principal amounts as set forth on Schedule I, as amended, opposite each Investor’s name at the Third Closing (as defined below), against payment by the Investors to the Company of the principal amount thereunder (the “Third Tranche Debentures” and together with the First Tranche Debentures and Second Tranche Debentures, the “Debentures”). The shares of common stock of the Company, par value $0.00004 per share (“Common Stock”) issuable upon conversion of the Debentures are referred to herein as the “Conversion Shares.”

3. Section 1.4(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Third Closings. One or more of the Investors in any combination, may from time to time, at their sole option, lend to the Company up to Nine Hundred One Thousand and Fifty-Seven Dollars ($901,157.00) (the “Third Tranche Maximum Investment Amount”)(the Third Tranche Initial Amount has already been received by the Company as of the date hereof) on the same terms and conditions as the Warrants and Debentures issued at the Initial Closing and Second Closing (the “Call Options”), provided, that the Investors shall notify the Company in writing of their intent to exercise their Call Option, which Investors are exercising the Call Option and the amount being invested by each Investor (the “Call Option Exercise Notice”) no later than October 31, 2008. In the alternative, actual payment to the Company by any Investor shall constitute a valid Call Option Exercise Notice if such payment(s) are received by the Company on or prior to October 31, 2008. The purchase and sale of the Third Tranche Debentures and issuance of the Third Tranche Warrants shall take place via exchange of electronic or facsimile signature pages thereto (with originals to be mailed as soon as practicable thereafter) no later than five (5) business days following the Company’s receipt of the Call Option Exercise Notice or actual payment to the Company by any Investor as provided for above. The Company shall immediately deliver to the Investors the Third Tranche Debentures and the Third Tranche Warrants against payment of the purchase price therefore by check payable to the Company or by wire transfer to the bank and account designated by the Company on Exhibit C, a copy of which is attached hereto. The right to make additional investment pursuant to this Section 1.4(c), and the closing thereof (the “Third Closing”) shall end on the earlier of (i) October 31, 2008, or (ii) upon receipt by the Company from the Investors of the Third Tranche Maximum Investment Amount.”

4. Transfer of Debentures and Warrants to Bartman Bros. Each Investor that participated in investing the Third Tranche Initial Amount in the Company hereby notifies the Company of its desire to transfer its Third Tranche Debentures and Third Tranche Warrants to Bartman Bros. The Company hereby consents to the transfer of the Third Tranche Debentures and Third Tranche Warrants to Bartman Bros. Each Investor that participated in investing the Third Tranche Initial Amount in the Company hereby transfers, assigns and conveys all of its right, title and interest to the Third Tranche Debentures and Third Tranche Warrants to Bartman Bros. Bartman Bros. hereby agrees for the benefit of the Company to be bound by the Purchase Agreement, as the same may be amended from time to time. The Company shall issue or reissue the Third Tranche Debentures and Third Tranche Warrants to Bartman Bros.

5. Acceptance of Bartman Bros. By the parties’ signatures hereto, Bartman Bros. is hereby admitted as an “Investor” and the Company hereby agrees that Bartman Bros. shall enjoy all of the rights, preferences and privileges provided for in the Purchase Agreement as if it had been a party to all of the prior agreements between the Investors and the Company.

6. General Provisions.

6.1 Applicable Law. This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

6.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.4 Notices. Unless otherwise expressly provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or five (5) days after deposit with the United States Postal Service, by certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below, or on the signature page, or as subsequently modified by written notice:

The Company:

Airbee Wireless, Inc.

9400 Key West Avenue

Rockville, Maryland 20850

Attention: Eugene Sharer, President

Facsimile: (301) 517-1861

with copies to:

Stradling Yocca Carlson & Rauth

1600 Newport Center Drive Suite 1600

Newport Beach, California 92660

Attention: Shivbir S. Grewal, Esq.

Facsimile: (949) 725-4100

and

Allen & Associates LLC

12400 Wilshire Blvd Suite 1080

Los Angeles, California 90025

Facsimile: 310 371-7272

Investors:

John W. Bartman and Thomas F. Bartman

11777 San Vicente Blvd Suite 600

Los Angeles, California 90049

Facsimile: 310 826-8477

with copies to:

Samuel W. Halper, Esq.

10866 Wilshire Blvd., Suite 400

Los Angeles, CA 90024

Facsimile: 424 901-8399

and

Allen & Associates LLC

12400 Wilshire Blvd Suite 1080

Los Angeles, California 90025

Facsimile: 310 371-7272

6.5 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.6 Amendments and Waivers. Any term of this Agreement may be amended or waived and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors.

6.7 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and no party shall be liable or bound to any party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Debenture and Warrant Purchase Agreement on July 31, 2008, and effective of the date first written above.

“THE COMPANY”
AIRBEE WIRELESS, INC., a Delaware corporation By: /s/ E. Eugene Sharer

Name: E. Eugene Sharer Title: President

“INVESTORS”

BARTFAM, a California limited partnership	BARTMAN BROS., a California general partnership
By: /s/ Thomas F. Bartman	By: /s/ John W. Bartman_

Name: Thomas F. Bartman Title: General Partner	Name: John W. Bartman Title: General Partner
Thomas F. Bartman, Managing Trustee of The William S. Bartman Marital Trust /s/ Thomas F. Bartman	Cecile Citron Bartman, Trustee of the Cecile Citron Bartman Trust /s/ Cecile Citron Bartman

Judith A. Fiskin, Trustee of the Judith A. Fiskin Trust dated April 16, 1996 /s/ Judith A. Fiskin	John W. Bartman /s/ John W. Bartman

David A. Bartman /s/ David A. Bartman	Michael T. Bartman /s/ Michael T. Bartman